                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         GLOBAL TELESYSTEMS GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                         GLOBAL TELESYSTEMS GROUP, INC.
                              1751 PINNACLE DRIVE
                            NORTH TOWER, 12TH FLOOR
                                MCLEAN, VA 22102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 16, 1999
                                MCLEAN, VIRGINIA

                                                                    May 11, 1999

To the Stockholders of
Global TeleSystems Group, Inc.

     The 1999 annual meeting of stockholders of Global TeleSystems Group, Inc. (the "Company" or "GTS") will be held at The Marriott Grosvenor Square Hotel, 1013 Duke Street, London, England on June 16, 1999 at 4:00 p.m. local time, to consider and act on the following matters:

          1. The election of four directors to hold office for a term of three years or until their successors are elected and qualified (Item No. 1).

          2. Approval of an increase in the authorized common stock from 135 million shares to 270 million shares (Item No. 2)

          3. Approval of the Executive Incentive Compensation Plan for certain executive officers (Item No. 3).

          4. Ratification of the selection of the auditors of the Company for fiscal year 1999 (Item No. 4).

          5. The transaction of such other business as may properly come before the meeting.

     Eligible stockholders of record at the close of business on May 7, 1999 will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting may be examined at the executive offices of the Company at 1751 Pinnacle Drive, North Tower, 12th Floor, McLean, Virginia 22102.

                                            By Order of the Board of Directors

                                            GRIER C. RACLIN
                                            Corporate Secretary

     IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         GLOBAL TELESYSTEMS GROUP, INC.
                              1751 PINNACLE DRIVE
                            NORTH TOWER, 12TH FLOOR
                                MCLEAN, VA 22102

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 16, 1999

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Global TeleSystems Group, Inc. (the "Company" or "GTS") of proxies to be voted at the annual meeting of stockholders in London, England on June 16, 1999. Enclosed with this Proxy Statement is notice of the meeting, together with a proxy for your signature if you are unable to attend. Stockholders who execute proxies may revoke them at any time before they are voted. Any proxy may be revoked by the person giving it any time before it is voted by delivering to the Corporate Secretary of the Company at 1751 Pinnacle Drive, North Tower, 12th Floor, McLean, Virginia 22102, on or before the business day prior to the meeting or at the meeting itself, a subsequent written notice of revocation or a subsequent proxy relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to the Company's stockholders is May 11, 1999.

     Shares of the Company's common stock, par value $0.10 per share ("Common Stock"), represented by properly executed proxies received prior to or at the meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy of the Company, the shares will be voted in accordance with the recommendations of the Board of Directors.

     Common stockholders of record at the close of business on May 7, 1999 (the "Record Date") are entitled to vote at the meeting. On May 7, 1999, the Company had outstanding 83,463,473 shares of Common Stock (excluding treasury stock). The number of outstanding shares and all other data in this Proxy Statement regarding shares of Common Stock, including without limitation stock ownership, stock option, and per share pricing information, reflect a three-for-two split of the Common Stock effective on December 1, 1997.

REQUIRED VOTES

     The vote of the holders of a plurality of the votes cast by holders of shares of Common Stock will elect candidates for director (Item 1 on your proxy). Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The vote of the holders of at least a majority of the issued and outstanding shares of Common Stock, voting together as a single class, is required to approve the increase in the authorized common stock (Item 2 on your proxy). The vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class, is required to (A) approve the Executive Incentive Compensation Plan (Item 3 on your proxy), and (B) ratify the Board of Directors' appointment of Ernst & Young LLP as the Company's independent public accountants for 1999 (Item No. 4 on your proxy). Therefore, abstentions as to these particular proposals (Item 2 through 4 on your proxy) will have the same effect as votes against such proposals. Broker non-votes as to these particular proposals, however, will be deemed shares of Common Stock not entitled to vote on such proposals, will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information ownership of the Common Stock and rights to acquire Common Stock, which reflects the business combination of Esprit Telecom Group plc, by (i) GTS stockholders that manage or own, either beneficially or of record, five percent or more of the Common Stock,
(ii) each of the directors and executive officers of GTS and (iii) the directors and officers of GTS as a group as of March 31, 1999. For the purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group has the right to acquire within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                               NUMBER OF
                                                                 SHARES        PERCENTAGE
                                                              BENEFICIALLY    BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                    OWNED(1)(2)       OWNED(1)
                  ------------------------                    ------------    ------------
Mutuelles AXA/AXA-UAP/......................................    9,261,880(3)     11.40
  The Equitable Companies Incorporated
  9 Place Vendome
  75001 Paris France
Fidelity Management and Research Corporation................    6,857,252(4)      8.44
  82 Devonshire Street
  Boston, MA 02109
Putnam Investments..........................................    5,806,779(5)      7.15
  One Post Office Square
  Boston, MA 02109
Invesco Inc.................................................    4,373,078(6)      5.38
  1315 Peachtree Street, N.E.
  Atlanta, GA 30309
The Open Society Institute..................................    4,330,281(7)      5.12
  c/o Soros Fund Management LLC
  888 Seventh Avenue, 31st Floor
  New York, NY 10106
Apax Funds Nominees Limited.................................    4,265,171(8)      5.25
  62 Green Street
  London WIY 4BA
Gold & Appel Transfer.......................................    4,148,277         5.11
  Omar Hodge Building
  Wickam's Cay
  Road Tour
  Tortola
  British Virgin Islands
Alan B. Slifka and affiliates...............................    3,657,978(9)      4.48
  c/o Halcyon/Alan B. Slifka Management Company, LLC
  477 Madison Avenue, 8th Floor
  New York, NY 10022
Soros Foundation Hungary....................................    3,074,199         3.78
Warburg Pincus Ventures, L.P................................    1,962,697(10)     2.42
Winston Partners II LDC.....................................      694,454(11)        *
Soros Charitable Foundation.................................      656,849            *
Chatterjee Fund Management, L.P.............................      497,425(12)        *
Winston Partners II LLC.....................................      345,191(13)        *
Soros Humanitarian Foundation...............................       37,718            *
Robert Amman................................................       10,500            *
David Dey...................................................        7,900            *

                                                               NUMBER OF
                                                                 SHARES        PERCENTAGE
                                                              BENEFICIALLY    BENEFICIALLY
                  NAME OF BENEFICIAL OWNER                    OWNED(1)(2)       OWNED(1)
                  ------------------------                    ------------    ------------
Roger Hale..................................................        7,109            *
Bernard McFadden............................................       50,000            *
Stewart J. Paperin..........................................       21,500            *
W. James Peet...............................................        8,000            *
Jean Salmona................................................       26,000            *
Joel Schatz.................................................      512,750            *
Frank V. Sica(14)...........................................           --            *
Adam Solomon................................................       65,414            *
Gerald W. Thames............................................      863,722         1.06
H. Brian Thompson(14).......................................           --            *
Bruno d'Avanzo(15)..........................................       48,212            *
Jan Loeber..................................................       20,000            *
William H. Seippel..........................................      189,375            *
Stewart Reich...............................................       28,125            *
Other officers..............................................      393,189            *
All Directors and Executive Officers as a group (27
  persons)..................................................    5,909,774         7.13
Total of above..............................................   52,296,025

---------------

  *  Less than 1%

 (1) The percentage of ownership for each beneficial owner is based upon 81,221,352 shares of Common Stock issued and outstanding at March 31, 1999 and the number of warrants and stock options in Common Stock held by such beneficial owner. Excluded from the calculation are: 12,057,151 shares of Common Stock issuable under the GTS' option plans; an additional 163,795 shares of Common Stock that will be issued in exchange for NetSource Europe ASA ("NetSource") shares that will be tendered in connection with the acquisition of NetSource and an additional 1,850,497 shares of Common Stock that were issued in April 1999 to certain stockholders of Omnicom in exchange for their shares in that company. Subject to NetSource meeting certain performance targets during the first two quarters of 1999, an additional 1.4 million shares of Common Stock may be issued.

 (2) Includes shares of Common Stock issuable upon the exercise of stock options and stock warrants within 60 days of March 31, 1999.

 (3) Ownership information, that represents holdings of several separately managed funds, is based on a Schedule 13G filed in February 1999 with the Securities and Exchange Commission ("SEC"). Number of shares as to which such holder has: sole voting power -- 3,078,108 shares; shared voting power -- 6,168,273 shares; sole dispositive power -- 9,252,376 shares; and shared dispositive power -- 9,505 shares.

 (4) Ownership information, that represents holdings of several separately managed funds, is based on a Schedule 13G/A dated as of December 31, 1998, disclosing their ownership interest in us, that was filed in February 1999 with the SEC and a Schedule 13F-E dated as of December 31, 1998, disclosing their ownership interest in Esprit Telecom Group plc, that was filed with the SEC in February 1999.

 (5) Ownership information is based on a Schedule 13G filed in February 1999 with the SEC. Number of shares with sole voting power -- none; shared voting power -- 42,400; shared dispositive power -- 5,806,779.

 (6) Ownership information is based on a Schedule 13G filed in February 1999 with the SEC. Number of shares with shared voting power -- 4,373,078; shared dispositive power -- 4,373,078.

 (7) Comprised of 996,948 shares and warrants to purchase 3,333,333 shares of Common Stock held by The Open Society Institute.

 (8) This holder sold these shares in an underwritten secondary offering in April 1999.

 (9) Includes 2,530,562 shares of Common Stock owned by Mr. Slifka, 569,938 shares of Common Stock held in various trusts, options to purchase 8,000 shares of Common Stock owned by Mr. Slifka, 214,478 shares of Common Stock held by various Halcyon partnerships which are managed by Halcyon/Alan B. Slifka Management Company (over which Mr. Slifka disclaims beneficial ownership), 130,000 shares of Common Stock issuable upon the conversion of GTS' 8.75% Convertible Bonds held by various Halcyon partnerships which are managed by Halcyon/Alan B. Slifka Management Company (over which Mr. Slifka disclaims beneficial ownership), and options to purchase 205,000 shares of Common Stock held by Halcyon/Alan B. Slifka Management Company (over which Mr. Slifka disclaims beneficial ownership). GTS has filed a shelf registration statement covering such shares not previously registered by GTS, which shelf registration statement was declared effective by the SEC in April 1999.

(10) This holder sold these shares in an underwritten secondary offering in April 1999.

(11) Comprised of 324,083 shares of Common Stock and warrants to purchase 370,371 shares of Common Stock. Information in the above entry excludes 21,500 shares of, and options for the purchase of, Common Stock held by Stewart J. Paperin over which Winston Partners II LDC disclaims ownership. GTS filed a shelf registration statement covering such shares, which was declared effective by the SEC in April 1999.

(12) Comprised of warrants to purchase 497,425 shares of Common Stock. Information in the above entry excludes 21,500 shares of, and options for the purchase of, Common Stock held by Stewart J. Paperin over which Chatterjee Fund Management, L.P., disclaims ownership. GTS filed a shelf registration statement covering such shares, which was declared effective by the SEC in April 1999.

(13) Comprised of 160,007 shares of Common Stock and warrants to purchase 185,184 shares of Common Stock. Information in the above entry excludes 21,500 shares of, and options for the purchase of, Common Stock held by Stewart J. Paperin over which Winston Partners II LLC disclaims ownership. GTS filed a shelf registration statement covering such shares, which was declared effective by the SEC in April 1999.

(14) Messrs. Sica and Thompson were elected to the Board and as Chairman and Chief Executive Officer, respectively, in March 1999.

(15) Mr. D'Avanzo left the Company in April 1999.

                ELECTION OF DIRECTORS (ITEM NO. 1 ON YOUR PROXY)

     The Company's Certificate of Incorporation, as amended, classifies the Board of Directors into three classes, as nearly equal in number as possible. The members of each class serve for terms of three years. The provision classifying the Board of Directors was implemented in 1998, and, accordingly, the Board of Directors has classified its members into three classes. The members of Class I have terms expiring at the 2001 annual stockholders meeting; the members of Class II have terms expiring at this Annual Meeting and the members of Class III have terms expiring at the 2000 annual stockholders meeting. Mr. Joel Schatz, whose term as director expires at this Annual Meeting, has decided not to stand for re-election to the Board of Directors.

     The terms of office of four of the present directors will expire at this Annual Meeting.

     The ages and business experience of directors set forth below are as of March 31, 1999.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                  "FOR" EACH OF THE FOUR NOMINEES LISTED BELOW

                NOMINEES FOR DIRECTOR FOR TERMS EXPIRING IN 2002

        NAME           AGE
        ----           ---
W. JAMES PEET........  43    Mr. Peet has served as a director of GTS since January 1996.
                             Mr. Peet was affiliated with The Chatterjee Group, an
                             investment firm, from 1991 until February 1999. Prior to
                             that, Mr. Peet spent six years with McKinsey & Company. Mr.
                             Peet was a director of Hainan Airlines and of Phoenix
                             Information Systems Corporation. In addition, Mr. Peet
                             served as director of Viatel, Inc. from November 1995 until
                             June 1998. Mr. Peet is a member of the Executive Committee of the Board of Directors.
FRANK V. SICA........  48    Mr. Sica was elected as a director of GTS in March 1999. Mr.
                             Sica is a Managing Director of Soros Fund Management LLC and
                             head of Soros Fund Management's private equity operations.
                             Prior to joining Soros Fund Management, from 1988 through
                             March 1998, Mr. Sica was a Managing Director at Morgan
                             Stanley Dean Witter & Co., the investment banking and
                             brokerage firm. He is also a director of CSG Systems
                             International, Inc., Kohl's Corporation and Emmis
                             Broadcasting.
GERALD W. THAMES.....  52    Mr. Thames joined GTS as Chief Executive Officer in February
                             1994, and has served as a director of GTS since February
                             1994. He was elected Vice Chairman of the Board of Directors in 1998 and Executive Vice Chairman in March 1999. From 1990
                             to 1994, Mr. Thames was President and Chief Executive
                             Officer for British Telecom North America and Syncordia, a
                             joint venture company focused on the international
                             outsourcing market. Mr. Thames has spent over 18 years in
                             senior positions with telecommunications companies, where he was responsible for developing start-up telecommunications companies, including 15 years with AT&T, where he rose to
                             the position of General Manager of Network Services for the
                             Northeast Region of AT&T Communications. Mr. Thames is a
                             member of the Executive Committee of the Board of Directors.
H. BRIAN THOMPSON....  59    Mr. Thompson was elected Chairman of the Board and Chief
                             Executive Officer of the Company in March 1999. From 1991
                             until June 1998, Mr. Thompson was Chairman and Chief
                             Executive Officer of LCI International, Inc., a provider of telecommunications services in the United States and to more than 230 international locations. In June 1998, LCI was
                             acquired by Qwest Communications International, Inc. and Mr.
                             Thompson became Vice Chairman of Qwest. He resigned from the
                             Board of Directors of Qwest in December 1998. From 1981 to
                             1990, Mr. Thompson served as Executive Vice President of MCI
                             Communications Corporation with responsibility for eight
                             operating divisions, including MCI International. Prior to
                             MCI, Mr. Thompson was a management consultant with McKinsey
                             & Company. He serves as a member of the board of directors of Bell Canada International, Inc. and Golden Books Family
                             Entertainment, Inc., and is a member of the Listed Company
                             Advisory Committee of The New York Stock Exchange board of directors. Mr. Thompson is also a trustee of Capitol College in Laurel, Maryland and serves as Americas Co-Chairman of
                             the Global Information Infrastructure Commission, a
                             multinational organization formed in 1995 to chart the role of the private sector in developing global information and telecommunications infrastructure.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

NAME                   AGE
----                   ---
ROBERT J. AMMAN......  61    Mr. Amman was elected to the Company's Board of Directors in
                             May 1998 and was elected President of the Company in March
                             1999. Mr. Amman was Chairman, President and Chief Executive
                             Officer of John H. Harland Company, a printing firm, from
                             1995 to 1998. Previously, from 1994 to 1995, he served as
                             Vice Chairman of First Financial Management Corporation,
                             where he was responsible for the merchant services
                             businesses consisting of Western Union, NaBanco, Telecheck,
                             Nationwide Credit and International Banking Technologies.
                             From 1988 to 1994, Mr. Amman served as President and Chief
                             Executive Officer of Western Union Corporation, where he
                             oversaw the transformation of the firm from a
                             telecommunications to a financial services company. Mr.
                             Amman is a member of the Executive, and Nominations and
                             Governance Committees of the Board of Directors.
BERNARD MCFADDEN.....  65    Mr. McFadden has served as a director of GTS since February
                             1994. Mr. McFadden currently serves as an independent
                             consultant for GTS and is one of GTS's representatives on
                             the supervisory board of Hermes Europe Railtel B.V., a
                             subsidiary. Mr. McFadden's career in international
                             telecommunications includes 32 years with ITT Corporation, where he served as President and Chief Executive Officer of
                             ITT's Telecom International Group, and a four and one-half year assignment as President and Chief Operating Officer of
                             Alcatel Trade International, S.A. Mr. McFadden is a member of the Executive, Compensation, and Nominations and
                             Governance Committees of the Board of Directors.
STEWART J. PAPERIN...  51    Mr. Paperin has served as a director of GTS since March
                             1997. Mr. Paperin serves as Chief Financial Officer of the
                             Soros Foundations. In addition, he has served as the
                             President of Capital Resource East since October 1993. Prior to that, Mr. Paperin was President of Brooke Group
                             International from 1990 to 1993 where he was responsible for investments in the former Soviet Union. Mr. Paperin also
                             served as Chief Financial Officer of Western Union
                             Corporation from 1989 to 1990. Mr. Paperin serves as a
                             director of the Board of Penn Octane Corporation. Mr.
                             Paperin is Chairman of the Audit and Budget Committee and is
                             a member of the Compensation, and Nominations and Governance
                             Committees of the Board of Directors.
ALAN B. SLIFKA.......  69    Mr. Slifka has served as a director of GTS since 1990, and was Chairman until March 1999 when he was elected Executive
                             Vice Chairman. Mr. Slifka is a New York investment banker
                             and the Managing Principal of Halcyon/Alan B. Slifka
                             Management Company LLC, an equity asset management firm
                             specializing in nontraditional investments, specifically
                             corporate event investing. Previously, Mr. Slifka was a
                             partner of L.F. Rothschild, Unterberg, Towbin from 1961 to
                             1982. He is a director of Pall Corporation and is active in other business, civic and philanthropic affairs as founder, director or officer of numerous for-profit and
                             not-for-profit corporations and foundations. Mr. Slifka
                             served as acting Chief Executive Officer of GTS during most of 1993. Mr. Slifka is a member of the Executive, and
                             Nominations and Governance Committees of the Board of
                             Directors.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2001

        NAME           AGE
        ----           ---
DAVID DEY............  61    Mr. Dey was elected to the Company's Board of Directors in
                             May 1998. Since 1995, Mr. Dey has served as an independent consultant, particularly to high technology start-up
                             companies in Europe. In that capacity, he serves as Chairman of World Telecom and as Chairman of STARTECH Scotland. From
                             1992 to 1995, Mr. Dey served as Chief Executive Officer of
                             Energis Communications, which grew from a start-up company to become the United Kingdom's third national
                             telecommunications operation during his tenure. Mr. Dey was employed by British Telecom plc from 1987 to 1991, most
                             recently as Managing Director of its Business Communications
                             Division, and he held various management positions at IBM
                             Corporation where he was employed from 1961 to 1985. Mr. Dey is a member of the Audit and Budget, and Compensation
                             Committees of the Board of Directors. Mr. Dey is a citizen of the United Kingdom.
ROGER W. HALE........  55    Mr. Hale was elected to the Company's Board of Directors in
                             May 1998. Mr. Hale is Chairman, President and Chief
                             Executive Officer of LG&E Energy Corp., a diversified energy services company with businesses in retail gas and electric utility services, energy marketing and power generation and project development. Mr. Hale has served in that capacity
                             since August 1990. Previously, Mr. Hale served as Executive
                             Vice President of Bell South Corp. and Bell South
                             Enterprises, Inc. from 1986 to 1989 and with AT&T
                             Corporation from 1966 to 1986, serving in various management positions including Vice President of Marketing, Southern
                             Region. Mr. Hale is a Director of H&R Block, Inc. Mr. Hale
                             is Chairman of the Nominations and Governance Committee and
                             is a member of the Executive Committee of the Board of
                             Directors.
JEAN SALMONA.........  63    Mr. Salmona has served as a director of GTS since March
                             1996. Between December 1989 and November 1998, Mr. Salmona
                             was Chairman and C.E.O. of CESIA Consulting Group ("CESIA"),
                             of which he is now Honorary Chairman and member of the
                             Board. He is President and C.E.O. of J&P Partners, a
                             consulting concern for high-tech companies which invest in
                             Europe, India and China. Mr. Salmona is also Chairman and
                             Director General, Data for Development International
                             Association, a nongovernmental organization with
                             consultative status to the United Nations Economic and
                             Social Council. Mr. Salmona is a graduate of Ecole
                             Polytechnique, Paris, Institut d'Etudes Politiques, Paris,
                             and Ecole Nationale de la Statistique et de l'Administration
                             Economique, Paris. Mr. Salmona is a member of the Audit and
                             Budget Committee of the Board of Directors. Mr. Salmona is a
                             citizen of France.

        NAME           AGE
        ----           ---
ADAM SOLOMON.........  46    Mr. Solomon has served as a director of the Company since
                             June 1995. Mr. Solomon is also Chairman of Shaker
                             Investments, Inc., a growth equity investment firm and
                             Chairman of Signature Properties International, L.P., a
                             venture/development firm whose initial focus is redeveloping existing residential/golf communities, and a member of the board of directors of MetaSolv Software, Inc. Prior to that,
                             Mr. Solomon spent eleven years with E.M. Warburg, Pincus &
                             Co., Inc., where he was Managing Director from 1988 to 1992.
                             While at E.M. Warburg, Pincus & Co., Inc., Mr. Solomon
                             served as a member of the board of directors of LCI
                             International, Inc., a regional long-distance carrier. Mr.
                             Solomon is a member of the Executive and Compensation
                             Committees of the Board of Directors.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company held seventeen meetings in 1998. During 1998, the Board of Directors had established the following standing committees: Audit and Budget Committee, Executive Committee, Nominations and Governance Committee and Compensation Committee. During 1998, the Audit and Budget Committee held four meetings, the Executive Committee held seventeen meetings, the Nominations and Governance Committee held three meetings, and the Compensation Committee held eighteen meetings.

     During 1998, the Audit and Budget Committee, in consultation with financial officers of the Company and the independent public accountants, assisted in establishing the scope of the annual audit. The Audit and Budget Committee reviews and recommends to the Board of Directors corporate budget and capital expenditure requests, reviews the financial integrity of the corporate books and records, conducts special audits as may be recommended by the Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company and reviews the policies of the Company regarding compliance with applicable laws.

     The Compensation Committee reviewed the salaries, incentive compensation, stock option and restricted stock grants, retirement and other benefits which accrued to officers of the Company and its subsidiaries, including the Chief Executive Officer, administered the Fourth Amended and Restated 1992 Stock Option Plan and the Equity Compensation Plan, and set compensation guidelines for the Company and its subsidiaries.

     During 1998, each of the incumbent directors, except Mr. Solomon, attended 75 percent or more of the meetings of the Board of Directors and of the committees on which the directors served.

         INCREASE IN AUTHORIZED COMMON STOCK (ITEM NO. 2 ON YOUR PROXY)

     The Company proposes to amend its certificate of incorporation to increase the number of shares of authorized shares of the Company's Common Stock from 135 million to 270 million. The Board of Directors has unanimously approved, and unanimously recommends a vote FOR, this amendment to the certificate of incorporation.

     The Company believes the increase in the number of authorized shares of Common Stock will provide flexibility in connection with financings, acquisitions of other companies, other investment opportunities, stock dividends or splits, and for other corporate purposes that the Board of Directors deems advisable. For example, during the fourth quarter of 1998 and the first quarter of 1999, the Company issued approximately 19.7 million shares of Common Stock in connection with its acquisitions of NetSource Europe ASA and Esprit Telecom Group plc. The Company believes these acquisitions will help the Company realize its goal of becoming the leading independent provider of telecommunications services in Europe.

     Of the 135 million shares of Common Stock currently authorized, as of March 31, 1999, 81,221,352 shares of Common Stock were outstanding. As of the same date, there were 5,880,050 shares of

Common Stock reserved for issuance upon conversion of the 8.75% senior subordinated bonds due 2000; 8,481,417 shares reserved for issuance upon conversion of the 5.75% convertible senior subordinated debentures due 2010; 4,386,313 shares reserved for issuance upon exercise of warrants; and 12,057,151 shares reserved for issuance upon exercise of stock options. In addition, in April 1999, the Company issued (a) approximately 1.85 million shares of Common Stock in connection with its acquisition of Omnicom and (b) 10 million Depositary Shares, each representing 1/100 of a share of 7.25% cumulative convertible preferred stock. This preferred stock is convertible into approximately 7.25 million shares of Common Stock. As a result, only approximately 13.9 million shares of Common Stock are authorized, unissued and unreserved and available for future issuances.

     If stockholders approve this proposal, the first paragraph of Article Fourth of the Company's certificate of incorporation will be amended to read as follows:

        "The total number of shares of capital stock which the Corporation shall have authority to issue is 280,000,000 (two hundred eighty million) shares, of which there shall be 270,000,000 (two hundred seventy million) shares of common stock, par value $0.10 per share, and 10,000,000 (ten million) shares of preferred stock, par value $0.0001 per share."

     Currently, the Company has no specific plans or proposals to issue shares of its Common Stock.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
       THE INCREASE IN THE AUTHORIZED COMMON STOCK (ITEM 2 ON YOUR PROXY)

             AUTHORIZATION AND APPROVAL OF THE EXECUTIVE INCENTIVE
                  COMPENSATION PLAN (ITEM NO. 3 ON YOUR PROXY)

     The Company's Board of Directors has adopted, subject to stockholder approval, the Global TeleSystems Group, Inc. Executive Incentive Compensation Plan (the "EICP"). The text of the EICP is set forth in Exhibit A hereto, and the following discussion is qualified in its entirety by reference thereto.

     The EICP will be administered by the Compensation Committee of the Board of Directors or a sub-committee of the Compensation Committee. Awards may be granted under the EICP to key executives of the Company and its subsidiaries consisting of the Company's Chief Executive Officer, any other executive who the Compensation Committee (or sub-committee) determines is likely to be among the four other highest compensated officers for the Company's fiscal year for which an award is made, and any other executive designated by the Compensation Committee (or sub-committee) in its discretion.

     The Compensation Committee (or sub-committee) will specify one or more of the following performance criteria along with specific goals or objectives for each criteria which must be met during the Company's fiscal year or other period in which the award is made in order for the participant to be entitled to the payment of an award granted under the EICP: (1) earnings per share, (2) total return to shareholders, (3) return on investment, (4) operating or net income,
(5) costs, (6) cash flow, (7) cash flow margin, (8) revenues, (9) market share,
(10) customer service and/or satisfaction, (11) employee satisfaction, or (12) a specified increase in the publicly traded price of the Common Stock.

     The Compensation Committee (or sub-committee) may in its discretion grant target awards to eligible participants which range from 10% to 140% of the participant's salary for the Company's fiscal year. The maximum earned award if the applicable performance criteria are met is two times the target award. The Compensation Committee (or sub-committee) may in its discretion reduce or eliminate the amount otherwise payable as an earned award. In no event may any participant receive an annual payment under the EICP in an amount exceeding $5,000,000. All awards granted under the EICP are payable solely in cash. No awards may be made under the EICP after December 31, 2008.

     The EICP may be amended by the Compensation Committee (or sub-committee) of the Board of Directors, as permitted by applicable law.

     Reasons For Proposal. Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to the chief executive officer and the four other highest compensated officers in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by a company's stockholders. The Board believes that it is desirable and in the best interests of the Company and its stockholders that the cash bonuses to be paid to the Company's executive officers be deductible for federal income tax purposes and, accordingly, has structured the EICP to satisfy the requirements of Section 162(m) for "performance-based" compensation. The Board also believes that the EICP serves the Company's interests by focusing management's attention on the achievement of those goals that the Board, through the Committee, determines to be strategically and operationally important for the Company.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
                ADOPTION AND APPROVAL OF THE EXECUTIVE INCENTIVE
                    COMPENSATION PLAN (ITEM 3 ON YOUR PROXY)

       RATIFICATION OF APPOINTMENT OF AUDITORS (ITEM NO. 4 ON YOUR PROXY)

     The Board of Directors has selected Ernst & Young LLP ("Ernst & Young"), independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1999 and recommends that the stockholders ratify such selection.

     The submission of the appointment of Ernst & Young is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors. If Ernst & Young shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent public accountants.

     A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF AUDITORS (ITEM 4 ON YOUR PROXY)

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     During 1998, each Director of GTS, except Directors who also served as employees, received an annual directors' fee of $15,000. In addition, the fee paid to each Director, except for Directors who also serve as employees, for attending any meeting of the Board of Directors is $1,500 per meeting, except for telephonic Board of Directors meetings of two hours or less, where the fee is $750 for each such meeting. Each Director, except Directors who also serve as employees, who attends a committee meeting is entitled to a directors' fee of $1,000 per meeting, except for telephonic committee meetings of a duration of two hours or less, for which a fee of $500 is paid.

     GTS maintains the Global TeleSystems Group, Inc. Non-Employee Directors' Stock Option Plan that permits directors to share in the growth of the value of GTS through the grant and exercise of nonqualified stock options. See "-- Global TeleSystems Group, Inc. Non-Employee Directors' Stock Option and Restricted Stock Plan."

GLOBAL TELESYSTEMS GROUP, INC. NON-EMPLOYEE DIRECTORS' STOCK OPTION AND RESTRICTED STOCK PLAN

     The purpose of the Global TeleSystems Group, Inc. Non-employee Directors' Stock Option Plan (the "Directors' Plan") is to permit eligible non-employee directors of GTS to share in the growth of the value of GTS through the grant and exercise of nonqualified stock options.

     The total number of shares of Common Stock presently reserved and available for delivery under the Directors' Plan is 1,275,000. The Directors' Plan is administered by the Compensation Committee of the Board of Directors, which we refer to as the Committee. Only directors of GTS who are not employees of GTS or any subsidiary of GTS on the date on which an option is to be granted are eligible to participate in the Directors' Plan on such date.

     An option to purchase shares of Common Stock was granted to each non-employee director on the effective date of the Directors' Plan and a director's option is granted to each new non-employee director when he or she is first elected or appointed to serve as a director of GTS. One-half of the directors' options vests six months after the date of grant. An additional one quarter become exercisable on the date six months following the first annual meeting of GTS's shareholders to occur after such date of grant, and the remaining one quarter shares become exercisable on the date six months following the second annual meeting of GTS's shareholders to occur after such date of grant. However, any such initial grant made after February, 1999 shall become exercisable in full on the first anniversary date of grant. An initial directors' option represents 22,500 shares of Common Stock. On the date of each annual meeting of GTS's shareholders, an additional directors' option to purchase 9,000 shares will be granted each year on the date of GTS' annual meeting to the individuals who will serve as elected non-employee directors of GTS during the next year. On the date of this annual meeting and on the date of each annual meeting hereafter, all non-employee directors shall receive an additional number of options to purchase that number of shares of Common Stock equal to $60,000 divided by the fair market value of the Common Stock on such date. These options will be exercisable immediately upon grant.

     Directors' options are nonqualified stock options which are subject to certain terms and conditions including those summarized below. The exercise price per share of Common Stock purchasable under a directors' option will be equal to 100% of the fair market value of Common Stock on the date of grant. Each directors' option will expire upon the earliest of (a) the tenth anniversary of the date of grant, (b) one year after the non-employee director ceases to serve as a director of GTS due to death or disability (except that, in the case of disability, if the non-employee director dies within that one-year period, the directors' option is exercisable for a period of one year from the date of death), (c) three months after the non-employee director ceases to serve as a director of GTS for any reason other than death or disability (except that, if the non-employee director dies within that three-month period, his or her directors' options are exercisable for a period of one year from the date of such death), and (d) three months after the non-employee director ceases to be employed by GTS if such non-employee director had become an employee of GTS (except that, if the non-employee director dies within that three-month period, his or her directors' options are exercisable for a period of one year from the date of such death). Each directors' option may be exercised in whole or in part by giving written notice of exercise to GTS specifying the directors' option to be exercised and the number of shares to be purchased. Such notice must be accompanied by payment in full of the exercise price in cash or by surrender of shares of Common Stock or a combination thereof. Directors' options granted under the Directors' Plan may not be sold, pledged, assigned or otherwise disposed of in any manner other than by will or by the laws of descent and distribution.

     On the date of this annual meeting and on the date of each annual meeting hereafter (1) each chairman of a committee of the Board of Directors shall receive a grant of shares of restricted stock equal to $5,000 divided by the fair market value of the Common Stock on the date of grant, and (2) each other member of a committee of the Board of Directors shall receive a grant of shares of restricted stock equal to $2,500 divided by the fair market value of the Common Stock on the date of grant. The restrictions on these shares of restricted stock shall lapse on the first anniversary date of grant.

     The Board of Directors may amend, alter, suspend, discontinue or terminate the Directors' Plan at any time, except that any such action will be subject to the approval of GTS shareholders at the next annual meeting following such Board of Directors' action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, or if the Board of Directors determines in its discretion to seek such shareholder approval.

     The following table sets forth each component of compensation paid or awarded to, or earned by, the Chief Executive Officer and the four other most highly compensated executive officers serving as of December 31, 1998, for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                                       AWARDS
                                                ANNUAL COMPENSATION           ------------------------
                                        -----------------------------------   RESTRICTED   SECURITIES
                                                               OTHER ANNUAL     STOCK      UNDERLYING     ALL OTHER
                                         SALARY    BONUS(1)    COMPENSATION    AWARD(S)    OPTIONS/SAR   COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR     ($)        ($)           ($)           ($)           (#)         ($)(11)
  ---------------------------    ----   --------   --------    ------------   ----------   -----------   ------------
Gerald W. Thames...............  1998   $395,000   $330,000              (2)         0       350,000(6)    $ 19,065
  Vice Chairman, President       1997    375,417   140,000               (2)         0       141,195(6)      19,850
  and Chief Executive
    Officer(12)                  1996    325,000   113,750               (2)         0       112,500(6)       9,954
Bruno d'Avanzo(13).............  1998   $340,000   $173,333(3)          0            0       175,000(6)    $ 18,105
  Executive Vice President       1997    340,000    83,313(3)           0            0       104,475(6)      21,675
  and Chief Operating Officer    1996    141,667    33,333(3)           0            0        83,025(6)       5,650
Jan Loeber.....................  1998   $310,000   $119,400      $101,840(4)         0       150,000(6)    $178,565
  Senior Vice President --       1997    235,000   177,308         46,598(4)         0         4,812(7)     179,450
  Hermes; President -- GTS       1996    235,000         0         42,806(4)    30,000(5)        3.5(8)      12,986
  Carrier Services
William H. Seippel(14).........  1998   $245,833   $120,000              (2)         0       150,000(6)    $  9,650
  Executive Vice President --    1997    200,000    11,469       $ 25,225(9)         0        97,500(6)      52,215
  Chief Financial Officer        1996     43,205         0               (2)         0       285,000(6)         943
Stewart P. Reich(15)...........  1998   $243,750   $98,300       $187,008(10)        0       150,000(6)    $  5,197
  President -- GTS Business      1997     78,333    75,000         59,772(10)        0       112,500(6)         384
  Services -- CIS

---------------

 (1) Represents cash bonus paid in the year indicated for services rendered in the immediately preceding year, except in the case of Mr. Loeber, whose bonus paid in 1997 was for services rendered in 1996 and 1995.

 (2) Perquisites and other personal benefits paid to the named executive officer were less than the lesser of $50,000 and 10 percent of the total of salary and bonus report for the named executive officer.

 (3) Mr. D'Avanzo's bonuses in 1998, 1997 and 1996 include the three equal installments of a $100,000 sign-on bonus that GTS agreed to pay in three equal annual installments when he was hired in 1996.

 (4) For 1998, the amount disclosed includes an overseas living allowance of $21,700 and a tax equalization payment of $58,613 that compensated Mr. Loeber for the higher taxes he pays because he resides in Belgium instead of the United States. For 1997, the amount disclosed includes an overseas living allowance of $16,450, a tax equalization payment of $13,953 and a gross-up payment of $11,648 for certain tax liabilities. For 1996, the amount disclosed includes an overseas living allowance of $16,450 and a gross-up payment of $12,778 for certain tax liabilities.

 (5) Shares of restricted stock that vest in an amount of one-third each year on the three anniversary dates of grant, beginning on January 2, 1997.

 (6) Shares of common stock underlying stock options awarded under the Fourth Amended and Restated Stock Option Plan.

 (7) Stock options awarded under The Key Employee Stock Option Plan of Hermes Europe Railtel B.V. which we refer to as the Hermes Stock Option Plan.

 (8) Stock options awarded under the GTS-Hermes, Inc. Stock Option Plan, which will be terminated. The stock options granted to Mr. Loeber in 1997 and described in footnote (6) are in substitution for the 3.5 stock options granted to Mr. Loeber in 1996, which have been cancelled.

 (9) Amount disclosed represents a gross-up payment of $25,225 associated with certain tax liabilities.

(10) For 1998, the amount disclosed includes an overseas living allowance of $72,000, rent on a residence in Moscow of $90,000, and a tax equalization payment of $19,844 that compensated Mr. Reich for the higher taxes he pays because he resides in Russia instead of United States. For 1997, the amount disclosed includes an overseas living allowance of $24,000 and rent on a residence in Moscow of $30,300.

(11) Amounts disclosed hereunder represent the sum of premiums paid by GTS for $1 million in term life insurance for each named executive officer and contributions by GTS under the 401(k) Plan, as defined below, to each named executive officer's account, except Mr. D'Avanzo who does not participate in the 401(k) Plan because of his foreign citizenship and Mr. Seippel in 1996 and Mr. Reich in 1997 because their tenure with GTS did not qualify them for participation in the 401(k) Plan in those years. In each case in which GTS paid 401(k) Plan contributions, $4,000 was paid in each of 1997 and 1996 and $3,750 was paid in 1996 to the named executive officers. In addition, for 1998 and 1997, the amounts disclosed for Mr. Loeber include $156,700 in each year, which represents the value as of December 31, 1997 and December 31, 1998 of 10,000 shares of restricted stock which vested in each of 1997 and 1998.

(12) In March 1999, Mr. Thames was elected Executive Vice Chairman and Mr. H. Brian Thompson was elected Chairman and Chief Executive Officer of the Company.

(13) Mr. D'Avanzo commenced his employment with GTS in August 1996 and left GTS in April 1999.

(14) Mr. Seippel commenced his employment with GTS in October 1996.

(15) Mr. Reich commenced his employment with GTS in September 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on stock option grants to the five most highly compensated officers in 1998 under the Fourth Amended and Restated Stock Option Plan

                                                   % OF TOTAL
                                     NUMBER OF       OPTIONS
                                     SECURITIES    GRANTED TO      EXERCISE
                                     UNDERLYING     EMPLOYEES         OR                      GRANT DATE
                                      OPTIONS          IN            BASE        EXPIRATION     PRESENT
               NAME                  GRANTED(#)    FISCAL YEAR   PRICE($/SH.)       DATE      VALUE($)(2)
               ----                  ----------    -----------   -------------   ----------   -----------
Gerald W. Thames...................   350,000(1)       9.4          $25.75        10-14-08    $5,779,445
Bruno d'Avanzo.....................   175,000(1)       4.7           25.75        10-14-08     2,889,723
Jan Loeber.........................   150,000(1)       4.0           25.75        10-14-08     2,476,905
William H. Seippel.................   150,000(1)       4.0           25.75        10-14-08     2,476,905
Stewart P. Reich...................   150,000(1)       4.0           25.75        10-14-08     2,476,905

---------------

(1) All these options would vest in February 2005, when financial results for 2004 are expected to be publicly announced. If certain performance targets are met or exceeded, these options could be fully exercisable in February 2002, when financial results for 2001 are expected to be publicly announced.

(2) The present value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield 0%, expected volatility of 0.75, risk-free interest rate of 4.37% and expected life of five years.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table provides information on the number and value of GTS stock options exercised by the five most highly compensated officers during 1998, the number of options under the Fourth Amended and Restated Stock Option Plan held by such persons at December 31, 1998, and the value of all unexercised options held by such persons as of that date.

                                                       NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                           SHARES                     UNDERLYING UNEXERCISED           IN-THE-MONEY
                         ACQUIRED ON      VALUE        OPTIONS AT FY-END(#)       OPTIONS AT FY-END($)(1)
         NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
         ----            -----------   -----------   -------------------------   -------------------------
Gerald W. Thames.......    487,500     $20,048,438        354,048/512,147         $16,296,754/$17,458,263
Bruno d'Avanzo.........     50,000       2,085,000         31,468/281,032             1,312,935/9,682,065
Jan Loeber.............        -0-             -0-              0/150,000                     0/4,500,000
William H. Seippel.....     50,000       2,064,750        169,375/313,125            7,162,950/11,353,950
Stewart P. Reich.......        -0-             -0-         28,125/234,375             1,127,250/7,881,750

---------------

(1) Based on the closing price of $55.75 on the Nasdaq Stock Market of the Common Stock on December 31, 1998.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                        VALUES-HERMES STOCK OPTION PLAN

     The following table provides information on the number and value of options exercised by one of the five most highly compensated officers, Jan Loeber, during 1998 under the Hermes Stock Option Plan, and the number and value of unexercised options held by Mr. Loeber as of December 31, 1998 under such Plan. Mr. Loeber was not granted any options in the Hermes Stock Option Plan in 1998.

                               SHARES                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                              ACQUIRED                    UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                             ON EXERCISE      VALUE        OPTIONS AT FY-END(#)            FY-END($)(2)
           NAME                (1)(#)      REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----              -----------   -----------   -------------------------   -------------------------
Jan Loeber.................     3,209      $2,129,793             1,603/0                  $1,292,928/$0

---------------

(1) The shares are beneficially owned by Mr. Loeber and are held in trust by Stichting Administratiekantoor Hermes Foundation, which in turn has issued depositary receipts to him representing beneficial ownership in the shares.

(2) Based on a valuation price of $889.61 per share of Hermes common stock at December 31, 1998. This valuation was determined by the valuation per common share that a wholly owned subsidiary of GTS paid to AB Swed Carrier for acquiring all of its minority interest in Hermes on October 31, 1998.

THE GTS 401(k) PLAN

     The GTS 401(k) Plan is a defined contribution retirement benefit plan that is qualified for favorable tax treatment under Section 401 of the Code. All employees of GTS, subject to certain regulatory qualifications, including the five most highly compensated officers, who are at least 21 years of age and have completed the minimum service requirement are eligible to participate in the 401(k) Plan. The 401(k) Plan participants may defer pre-tax income by contributing to the plan up to the maximum amount permitted by law. After-tax contributions are also permitted under the 401(k) Plan. GTS matches 50% of each participant's pre-tax contribution to the 401(k) Plan up to 5% of the participant's total compensation. In addition, GTS may, in its sole discretion and in a nondiscriminatory manner, contribute additional amounts as profit sharing to each participant's account. The amounts that are deposited into each participant's account are invested among various investment options according to the direction of the participant. Each participant's pre-tax and after-tax contributions are immediately vested and nonforfeitable. GTS's matching contribution and profit sharing allocations to each participant's account do not vest until the participant has completed three years of service with GTS, at which time the matching contribution and profit sharing allocations become 100% vested. Each participant is eligible to begin receiving benefits under the 401(k) Plan on the first day of the month coincident with or following the attainment of normal retirement age. There is no provision for early retirement benefits under the 401(k) Plan.

THE FOURTH AMENDED AND RESTATED 1992 STOCK OPTION PLAN OF GLOBAL TELESYSTEMS GROUP, INC.

     The Fourth Amended and Restated 1999 Stock Option Plan of the Company (the "Fourth and Amended and Restated Plan") provides for the grant of options to employees, non-employee directors, and independent contractors of GTS and any subsidiary or affiliate of GTS. Up to 18.5% of the outstanding shares of Common Stock, from time to time, are authorized to be granted as options under the Fourth Amended and Restated Plan. A total of approximately 15 million shares of Common Stock were reserved for issuance to employees, non-employee directors and independent contractors under the Fourth Amended and Restated Plan representing 18.5% of the outstanding shares of Common Stock on March 31, 1999. A total of 1 million shares of Common Stock may be issued pursuant to options qualifying for tax purposes as incentive options under the Fourth Amended and Restated Plan.

     The Fourth Amended and Restated Plan is administered by the Compensation Committee (or a sub-committee thereof), which consists of not less than two directors appointed by the Board of Directors. The Compensation Committee (or a sub-committee) selects the employees, independent contractors and directors of GTS and its subsidiaries and affiliates to whom options will be granted. Options covering not more than 1.5 million shares of Common Stock may be granted to any employee during any calendar year.

     The option exercise price under the Fourth Amended and Restated Plan may not be less than the exercise price determined by the Compensation Committee (or a sub-committee) (or 110% of the fair market value of the Common Stock on the date of grant of the option in the case of an incentive option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). The maximum option term is 10 years and one day (or five years in the case of an incentive option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). Options become vested and exercisable at the time and to the extent provided in the option agreement related to such option. The Compensation Committee (or a sub-committee) has the discretion to accelerate the vesting and exercisability of options.

     There is a $100,000 limit on the value of stock (determined at the time of grant) covered by incentive options that first become exercisable by an optionee in any calendar year. No option may be granted more than 10 years after the effective date of the Fourth Amended and Restated Plan. Generally, during an optionee's lifetime, only the optionee (or a guardian or committee if the optionee is incapacitated) may exercise an option except that, upon approval by the Compensation Committee (or a sub-committee), nonqualified options may be transferred to the spouse of the optionee and certain nonqualified options may be granted or transferred to the GTS Employee Stock Option Plan Trust for the benefit of one or more designated foreign employees, independent contractors or directors. Incentive stock options are non-transferable except at death.

     Payment for shares purchased under options granted pursuant to the Fourth Amended and Restated Plan may be made either in cash or by exchanging shares of Common Stock (which shares have been held by the optionee for at least six months) with a fair market value of up to the total option exercise price and cash for any difference. Options may be exercised by directing that certificates for the shares purchased be delivered to a licensed broker-dealer as agent for the optionee, provided that the broker-dealer tenders to GTS cash or cash equivalents equal to the option exercise price plus the amount of any taxes that GTS may be required to withhold in connection with the exercise of the option.

     If an optionee's employment or service with GTS or a subsidiary or affiliate terminates by reason of death, retirement or permanent and total disability, his or her vested options may be exercised within one year after such death, retirement or disability, unless otherwise provided with respect to a particular option (but not later than the date the option would otherwise expire). If the optionee's employment or service with GTS or a subsidiary or affiliate terminates for any reason other than death, retirement or disability, options held by such optionee terminate 90 days after such termination, unless otherwise provided with respect to a particular option (but not later than the date the options would otherwise expire), except that options terminate immediately upon termination of an employee or independent contractor for "cause" (as defined), unless the

Compensation Committee (or a sub-committee) determines otherwise. Each option would be exercisable to the extent it had become vested before the termination of employment or service (unless otherwise provided in the option agreement).

     If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or securities of GTS, by reason of merger, consolidation, reorganization, recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend, spin-off or other distribution payable in capital stock, or other increase or decrease in such shares without receipt of consideration by GTS, an appropriate and proportionate adjustment will be made in the number and kinds of shares subject to the Fourth Amended and Restated Plan, and in the number, kinds and per share exercise price of shares subject to the unexercised portion of options granted prior to any such change, in order to preserve the value of any granted options. Any such adjustment in an outstanding option, however, will be made without a change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the per share option price.

     Upon any dissolution or liquidation of GTS, or upon a reorganization, merger or consolidation in which GTS is not the surviving corporation, or upon the sale of substantially all of the assets of GTS to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which GTS is the surviving corporation) approved by the board of directors which results in any person or entity owning 80% or more of the total combined voting power of all classes of stock of GTS, the Fourth Amended and Restated Plan and the options issued thereunder will terminate, unless provision is made in connection with such transaction for the continuation of the Fourth Amended and Restated Plan, the assumption of such options or for the substitution for such options of new options covering the stock of a successor corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise price. In the event of such termination, all outstanding options shall be exercisable in full during such period immediately prior to the occurrence of such termination as the Board of Directors in its discretion shall determine.

     The Board of Directors may further amend the Fourth Amended and Restated Plan with respect to shares of the Common Stock as to which options have not been granted. However, GTS's stockholders must approve any amendment that would
(1) change the requirements as to eligibility to receive incentive options; or
(2) increase the maximum number of shares in the aggregate for which incentive options may be granted (except for adjustments upon changes in capitalization); or (3) otherwise to the extent required by applicable law, rule or regulation.

     The Board of Directors at any time may terminate or suspend the Fourth Amended and Restated Plan. Unless previously terminated, the Fourth Amended and Restated Plan will terminate automatically on April 9, 2008. No termination, suspension or amendment of the Fourth Amended and Restated Plan may, without the consent of the person to whom an option has been granted, adversely affect the rights of the holder of the option.

THE GLOBAL TELESYSTEMS GROUP, INC. EQUITY COMPENSATION PLAN

     The purpose of the Global TeleSystems Group, Inc. Equity Compensation Plan (the "Equity Compensation Plan") is to attract, retain and motivate key employees, officers and eligible independent contractors of GTS and to enable such individuals to own shares of Common Stock and to have a mutuality of interest with other shareholders of GTS through the grant of restricted stock and other equity-based awards.

     The total number of shares of Common Stock that may be issued or transferred under the Equity Compensation Plan is four percent of the total number of shares of Common Stock outstanding at the beginning of the calendar year, subject to certain adjustments, which are described below. This threshold number may be increased by the number of shares (a) that were issued under the Equity Compensation Plan with respect to which no dividends were paid and (b) that were subsequently forfeited, in accordance with the terms of the Equity Compensation Plan.

     The Equity Compensation Plan is administered by the Compensation Committee of the Board of Directors. The chief executive officer of GTS has the authority to recommend the individuals to whom awards will be granted, subject to approval by the Committee. The Committee has full and binding authority to determine the fair market value of the Common Stock and the number of shares included in any awards, to establish terms and conditions of any award, to interpret the Equity Compensation Plan, to prescribe rules relating to the Equity Compensation Plan and to make all other determinations necessary to administer the Equity Compensation Plan. The Committee may condition the vesting of restricted stock upon the attainment of specified performance goals or such other factors as the Committee may determine in its sole discretion. In the event that the Committee determines, in its sole discretion, that an award of restricted stock would not be appropriate with respect to any individual who has been recommended for an award by the chief executive officer, the Committee has the authority to grant to any such individual any other variety of equity-based compensation award, including, but not limited to, phantom stock, phantom units, stock appreciation rights, performance shares and performance units. The Committee does not, however, have the authority to grant stock options pursuant to the Equity Compensation Plan.

     Grants under the Equity Compensation Plan are determined by the Committee in its sole discretion. For this reason, it is not possible to determine the benefits or amounts that will be received by any individual employee or group of employees in the future. The Equity Compensation Plan will remain effective until November 14, 2004, unless earlier terminated by GTS. No restricted stock may be granted under the Equity Compensation Plan on or after November 14, 2000.

     During a specified period set by the Committee commencing with the date of any restricted stock award, the participant is not permitted to sell, transfer, pledge or otherwise encumber shares of restricted stock. Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions or may accelerate or waive such restrictions in whole or in part, based on service, performance and such other factors. Unless the Committee specifically determines otherwise, a restricted stock award granted under the Equity Compensation Plan vests one-third on the second anniversary of the date of grant, one-third on the third anniversary of the date of grant and one-third on the fourth anniversary of the date of grant.

     The Committee may impose such other restrictions on shares of Common Stock issued under the Equity Compensation Plan, including a right of first refusal by GTS that requires the participant to offer GTS any shares that the participant wishes to sell.

     The Equity Compensation Plan provides that, in the event of a change to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or other change in the capital structure made without receipt of consideration), the Board of Directors will preserve the value of outstanding awards by making certain equitable adjustments in its discretion.

     The Board of Directors may amend, alter, suspend, discontinue or terminate the Equity Compensation Plan at any time, except that any such action will be subject to the approval of GTS shareholders at the first annual meeting following such action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which Common Stock may then be listed or quoted, or if the Board of Directors determines in its discretion to seek such shareholder approval.

HERMES RAILTEL STOCK OPTION PLAN

     In the fourth quarter of 1997, Hermes Railtel established a stock option plan to replace the GTS-Hermes Plan for the purpose of incentivizing Hermes Railtel key employees. The aggregate number of shares of Hermes Railtel stock subject to this new plan is approximately 13% of the total shares of Hermes stock issued and outstanding including options. During 1997, Hermes Railtel issued 10,166 options in replacement of those outstanding under a stock option plan maintained by Hermes Railtel's parent, GTS-Hermes, Inc., a wholly owned subsidiary of GTS, as well as additional options to certain employees. The issuance of these options resulted in a non-cash charge of $3.7 million of which $2.6 million was recorded during the fourth quarter of 1997 and the remaining $1.1 million was recognized in 1998. No options were granted under the GTS-Hermes Plan in 1998. The GTS-Hermes Plan is intended to be terminated.

EMPLOYMENT AGREEMENTS

     GTS has employment agreements with each of the five most highly compensated officers during 1998. The agreement with Mr. Thames includes a three-year term of employment commencing on April 1, 1998. Mr. D'Avanzo's employment agreement has a three-year term commencing on March 1, 1997. The agreements with Messrs. Loeber, Seippel and Reich include a two-year term of employment commencing on January 3, 1995, February 1, 1998 and September 1, 1997, respectively. The employment agreements with Messrs. Loeber and Seippel provide for the automatic renewal of the term for additional one-year periods, and the agreement with Mr. Reich provides for the automatic renewal of the term for additional two-year periods, after the initial term, unless written notice of intent to terminate is provided by either party within a stated period of between 120 days and six months prior to the renewal date. Mr. Thames' agreement provides for an automatic renewal each year for a new three-year period. Mr. D'Avanzo's agreement terminates on March 1, 2000, unless either GTS or Mr. D'Avanzo requests an extension 180 days prior to such termination and the parties agree upon an extension. The salary of each of the five most highly compensated officers is reviewed yearly and may be increased at the sole discretion of the Board of Directors. In addition to salary, each of the five most highly compensated officers is eligible for a performance-based annual bonus, to participate in the stock option plan, to receive standard health and insurance benefits that are provided to executives of GTS, to receive certain other fringe benefits and to be reimbursed for all reasonable expenditures incurred in the execution of each named executive officer's respective duties. Mr. Thames became Executive Vice Chairman in March 1999. Mr. D'Avanzo left the Company in April 1999.

     The employment agreements provide for severance payments in the event of
(a) termination without cause, as defined, or (b) resignation for good reason, as defined, following a change of control event, as defined. Mr. Thames would be eligible for severance payments of base salary for the greater of 24 months or the remaining term of his agreement. Severance arrangements with other named officers are for a period of six to eighteen months of base salary. If the named executive officer is terminated for cause or if he voluntarily terminates his employment other than for good reason after a change of control event, he shall not be entitled to any salary, bonus or severance payments (other than accrued salary).

     Each employment agreement includes noncompetition and nonsolicitation clauses that are effective during the term of employment and for a period of from four months to one year thereafter. In addition, the employment agreements include an unlimited covenant of confidentiality and nondisclosure. Any dispute arising under an employment agreement must be resolved through arbitration, except that each agreement also provides for specific performance and for a court injunction in the event of a breach by the named executive officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Bernard McFadden, a Director and Chairman of the Compensation Committee, has a consulting agreement with GTS pursuant to which he is paid $100,000 in consulting fees each year.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The role of the Compensation Committee involves overseeing and directing the development of executive compensation policies and programs which are consistent with, explicitly linked to, and supportive of the strategic objectives of growing the Company's businesses and maximizing shareholder value. The Committee's specific responsibilities include determining the appropriate levels of compensation for members of the Company's senior management, including salaries, annual bonuses, long-term incentives and employee benefits. The Company believes that a strong link should exist between executive compensation and management's ability to maximize shareholder value. This belief is adhered to by developing both short-term and long-term incentive compensation programs that provide competitive compensation and reflect Company performance.

  Compensation Philosophy

     The four fundamental principles to which the Committee adheres in discharging its responsibilities are as follows. First, the majority of the annual and long-term compensation for the Company's senior executive officers should be at risk, with actual compensation levels correlating with the Company's actual performance in certain key areas determined by the Committee. Second, over time, incentive compensation of the Company's senior executive officers should focus more heavily on long-term rather than short-term accomplishments and results. Third, equity-based compensation should be used on an increasing basis so as to provide executive officers with clear and direct links to the shareholders' interests. Fourth, the overall executive compensation program should be competitive, equitable and structured so as to ensure the Company's ability to attract, retain, motivate and reward the talented executives who are essential to the Company's continuing success. Total compensation, rather than individual compensation elements, is the focus of the Company's intent to provide competitive compensation opportunities.

     The Committee believes that continued revenue growth as well as continued improvement in other key financial and operating measures should be recognized in considering compensation levels along with improvements in overall effectiveness, productivity, return on investment and success of strategic alliances and business acquisitions and combinations.

     The Committee meets with an outside compensation consultant at least annually to evaluate how well the Company's executive compensation program adheres to this philosophy and to evaluate the level and mix of salary, annual bonuses and long-term incentives.

  Compensation Elements

     The Company's compensation program for executives consists of four principal elements, each of which is vitally important in meeting the Company's need to attract, retain, motivate and reward highly-qualified executives.

     The four principal compensation elements are:

     Base Salaries

     Base salaries for executives are generally set at levels which reflect the competitive marketplace for companies that are of comparable size and complexity and would be considered competitors of the Company in attracting and retaining quality executives. The salaries of the named officers are reviewed and approved by the Compensation Committee based on its assessment of each executive's experience and performance and a comparison of salaries of peers in other companies.

     Annual Incentives

     Annual incentive awards have been made to selected executives on the basis of the Company, business unit and individual performance relative to budget in such areas as revenue, cash flow, operating income, operating margin and the like. The Company intends to continue providing annual incentives in concert with other compensation elements in order to maintain a competitive total compensation program for its executives. The Committee reviews and approves all performance measures and goals established under the annual and long-term incentive plans and reviews and approves all annual incentive payments to senior executives.

     Long-Term Incentives

     The Company relies on stock options as the principal means of providing long-term incentive compensation. Stock options have been, and will continue to be, granted under the Fourth Amended and Restated 1992 Stock Option Plan.

     Benefits

     Benefits offered to executives serve a different purpose than do other elements of the total compensation program. In general, they provide for retirement income and serve as a safety net against problems which can arise from illness, disability or death. Benefits offered to senior executive officers are basically those offered to other employees of the Company.

  Evaluation Procedure

     In determining matters regarding executive officer compensation (other than the Chief Executive Officer), the Committee reviews with the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, other key senior executives and the independent compensation consultant the respective areas of authority and responsibility of the various executive officers and the performance and contribution of each to the efforts of the Company in meeting its goals.

     The Company's independent compensation consultant has confirmed that compensation paid in 1998 to the named officers is consistent with the Company's compensation philosophy and objectives.

  Compensation of Chief Executive Officer

     Decisions regarding the compensation of the President and Chief Executive Officer during 1998, Gerald W. Thames, were the responsibility of the Committee. Gerald Thames's base salary for 1998 was $395,000. Mr. Thames was awarded a bonus for 1998 of $330,000 for performance during 1997, which was greater than his target bonus level. This bonus reflected the Company's performance in meeting revenue and exceeding corporate development targets for the year, completing several transactions that greatly enhanced the Company's asset values, and achieving significant improvement in the Company's stock price and shareholder returns. In evaluating and determining Mr. Thames's compensation, the Committee and its compensation consultant compared the Company's compensation practices and levels to those of other companies involved in similar businesses, including but not limited to, the companies included in the NASDAQ Telecom Index contained in the Stock Price Performance Graph. Based on this review, a subcommittee composed of Messrs. Greeley, Paperin, Solomon, and Dey determined that the compensation paid to Mr. Thames for 1998 was appropriate.

  Deductibility of Certain Executive Compensation

     Beginning in 1994, the Omnibus Reconciliation Act of 1993 (the Act) limits to $1 million the amount that may be deducted by a publicly held corporation for compensation paid to each of its named executives in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation." The Committee and the Company have determined that the Company's practice is to design its short-term and long-term compensation plans to qualify for the exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code and to be consistent with providing appropriate compensation to executives. Shareholder approval of incentive compensation plans and various provisions thereunder has been sought and obtained and will be sought in the future to continue to qualify performance-based compensation for the exemption. Although it is the Company's intent to qualify compensation for the exemption from the deduction limitations, the Company's compensation practices have been and, will continue to be, designed to serve the best interests of shareholders regardless of whether specific compensation qualifies for the exemption.

Compensation Committee Members during 1998:

Bernard McFadden, Chairman
David Dey (elected to the Committee in May, 1998)
Michael Greeley (resigned from the Board in March, 1999)
Stewart J. Paperin
Alan B. Slifka (resigned from the Committee in May, 1998)
Adam Solomon

                               PERFORMANCE GRAPH

     The following performance graph compares the percentage change in the Company's cumulative total shareholder return on our common stock from February 5, 1998 (the date on which the common stock began trading on the Nasdaq National Market) and ending on December 31, 1998 with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's 500 Stock Index and the Nasdaq Telecom Index.

                                                                                           NASDAQ
               Measurement Period                                                         Telecom
             (Fiscal Year Covered)                      GTS            S&P Index           Index
2/5/98                                                       100.0             100.0             100.0
3/2/98                                                       133.6             104.5             108.3
4/1/98                                                       173.9             110.4             117.8
5/1/98                                                       173.9             111.7             116.6
6/1/98                                                       139.1             108.7             113.3
7/1/98                                                       172.1             114.5             126.4
8/3/98                                                       195.9             110.9             127.2
9/1/98                                                       114.7              99.1             103.1
10/1/98                                                      104.6              98.3             104.5
11/2/98                                                      149.0             110.8             122.1
12/1/98                                                      152.9             117.1             131.4
12/31/98                                                     204.1             122.5             151.4

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Alan B. Slifka, Executive Vice Chairman of the board of directors, and Bernard McFadden, a director of GTS, each have a consulting agreement with us pursuant to which they are paid $100,000 in consulting fees each year.

     Halcyon/Alan B. Slifka Management Company LLC (formerly Alan B. Slifka and Company), a company principally owned by Mr. Slifka, holds 225,000 stock options to purchase shares of Common Stock that were granted in 1991 pursuant to a stock option agreement that is not subject to any stock option plan. The options have an exercise price of $0.533 per share and are fully vested. Any of the stock options that remain unexercised after November 30, 2001 shall lapse and become void. Generally, in the event that Mr. Slifka ceases to be an employee or nonemployee director of GTS, any of such unexercised stock options shall lapse thirty days after such termination. The shares of Common Stock underlying such options have been registered under a registration statement that has been declared effective by the SEC.

     In addition, Joel Schatz, a director of GTS, was granted in 1991 stock options to purchase Common Stock pursuant to stock option agreements that are not subject to any stock option plan. Mr. Schatz holds 50,250 of such stock options to purchase shares of Common Stock with an exercise price of $0.533 per share. Mr. Schatz's options are fully vested and any unexercised options he holds after November 4, 2001 shall lapse and become void. Generally, in the event that Mr. Schatz ceases to be an employee or nonemployee director of GTS any of his unexercised stock options shall lapse thirty days after such termination. The shares of Common Stock underlying such options have been registered under a registration statement that has been declared effective by the SEC. Mr. Schatz is not standing for re-election at this annual meeting.

     In August and September 1997, the Soros associates and Mr. Slifka purchased 319,149 and 57,015 shares of Common Stock, respectively, at a price of $15.67 per share in a private stock offering. In addition, affiliates of Mr. Slifka purchased $2.9 million of 8.75% senior subordinated convertible bonds due 2000 in September 1997. Pursuant to the terms of the indenture related to the 8.75% convertible bonds, these bonds are convertible into such shares of Common Stock as is equal to the principal amount of such bonds due 2000 divided by the applicable conversion price, which conversion price is equal to the public offering price of Common Stock in our initial public offering in February 1998.

     The Soros associates purchased $40 million of notes from the Company in 1996, which notes bore interest at 10% per annum, in partial consideration of which (1) the Soros associates received the right to designate, from time to time, one person for nomination to the Board of Directors and (2) the affiliates received warrants to purchase 4,444,443 shares of Common Stock. In accordance with the terms of the warrant agreement, the exercise price of the warrants was reduced from $10.27 per share to $9.33 per share as the outstanding debt had not been repaid prior to December 31, 1996. In February 1998, the Company repaid the $40 million of notes, plus accrued interest, using part of the proceeds of an offering of senior notes and the initial public offering completed at that time. In addition, these affiliates collect a monitoring fee of $40,000 per month. Under certain agreements, these affiliates have the right to co-invest with the Company in all of our new ventures throughout Asia, excluding countries in the former Soviet Union, and pursuant to this right, one of these affiliates holds a 25% interest in GTS China Investments LLC.

     On January 20, 1999, the Company filed a shelf registration statement covering all of the affiliate shares of Common Stock owned by the affiliates of Mr. Slifka and the Soros associates. The SEC declared the shelf registration statement effective in April 1999. The Company agreed to file the shelf registration statement in exchange for such shareholders' undertaking to be bound by certain restrictions on their ability to resell their shares. Under the restrictions, holders of affiliate shares were prevented from selling any such shares during the first six months after the closing date of the public offerings of Common Stock that were effected in July 1998, and will be able to sell (1) 50% of such shares after the six month anniversary of the closing date of the public offerings of Common Stock that were effected in July 1998, (2) 75% of such shares after the nine month anniversary of the closing date of the public offerings of Common Stock that were effected in July 1998 and (3) 100% of such shares after the twelve month anniversary of the closing date of the public offerings of Common Stock that were effected in July 1998. The Soros associates have expressed to the Company that the above contractual restrictions may no longer apply and that they are free to enter into transactions in respect of their shares subject to applicable provisions of U.S. securities law. The Company has expressed to them the view that such restrictions continue to apply. Some limited partners of partnerships affiliated with Alan B. Slifka and currently in dissolution may, upon advance notice to the Company, withdraw some or all of their shares of the Common Stock from registration under the shelf registration statement and from the restrictions. The number of shares of Common Stock subject to this withdrawal may not exceed the total of 726,953 shares of Common Stock minus the number of shares sold by such limited partners in the July 1998 stock offerings

     Jean Salmona, a director of GTS, is the former Chairman and Chief Executive Officer of CESIA. CESIA also provides consultancy services for our venture in India and for Hermes Railtel. The Company paid $37,500 in 1998 to CESIA for consulting services related to our Indian venture. In addition, Hermes Railtel paid $270,017 in 1998 to CESIA for consulting services.

     On March 26, 1998, Gerald W. Thames, Executive Vice Chairman, exercised non-qualified options to purchase 487,500 shares of Common Stock at an exercise price of $2.75 per share. Mr. Thames borrowed funds from a brokerage firm in order to pay the exercise price and the tax liabilities resulting from such exercise. The shares of Common Stock resulting from such exercise served as collateral for his margin loan. Subsequently, the market price of the Common Stock declined and consequently the brokerage firm required Mr. Thames to reduce the size of the loan or increase the collateral securing it. Mr. Thames was unable to sell any of the shares of Common Stock collateralizing the margin loan (and thereby reduce it) because of lock-up arrangements with the underwriters of the July 1998 stock offerings. As a result, the Company loaned Mr. Thames $3.5 million in September and October 1998, so he could use the proceeds of such loans to repay a corresponding portion of the loan. These loans from GTS bore interest at a rate of 7% per annum. Mr. Thames repaid the loan in January 1999.

     JP Advisors, a Delaware limited liability company ("JP Advisors"), entered into a consulting agreement with the Company dated as of February 22, 1999, whereby JP Advisors provides services in the identification, assessment, evaluation of potential acquisition targets. W. James Peet, the sole member of JP Advisors, is a member of the Board of Directors of the Company. JP Advisors may also assist in the negotiation, documentation and consummation of certain acquisitions as agreed from time to time. The agreement has no specified duration and may be terminated by either party at will. During the term of the agreement, the Company will pay JP Advisors $25,000 per month and upon consummation of a transaction with certain target companies, a success fee of
(A) 0.5% of the transaction's value up to $100 million or (B) 0.25% of the transaction's value in excess of $100 million, plus $500,000. However, in no event will the fee paid in connection with a single transaction exceed $1 million. Upon mutual agreement, instead of cash, fees may be paid in stock, warrants, options or other form of consideration.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons or entities who own more than 10% of the Common Stock, to file with the SEC and the Nasdaq Stock Market initial reports of beneficial ownership and subsequent reports disclosing changes in beneficial ownership of the Common Stock. Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company as to transactions for which reports are required, all
Section 16(a) filing requirements applicable to such individuals or entities were complied with during 1998, except with respect to Messrs. Gerard Essing and Leslie Harris. The Corporation determined on December 24, 1998 that Messrs. Essing and Harris were executive officers of the Company. Mr. Essing filed his "Initial Statement of Beneficial Ownership of Securities" on Form 3 on March 2, 1999 and Mr. Harris filed his "Initial Statement of Beneficial Ownership of Securities" on Form 3 on February 24, 1999.

OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

     The Board of Directors knows of no business which may come before the meeting except that indicated above. However, if other business is brought before the meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.

COST AND METHOD OF PROXY SOLICITATION

     Proxies will be solicited by mail. The expenses of such solicitation will be borne by the Company. Directors, officers, or regular employees of the company may solicit proxies by telephone or in person. The cost of such solicitation will be nominal. In addition, Georgeson & Company has been retained by the Company to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of records by such firms, banks and institutions. This firm will receive a fee not to exceed $10,000 for its services.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Stockholder proposals, in order to be timely submitted for inclusion in the Company's proxy materials for the 2000 annual meeting of stockholders, must be received at the Company's principal executive offices by February 17, 2000.

                            *          *          *

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998. REQUESTS SHOULD BE ADDRESSED TO VICE PRESIDENT -- INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS, GLOBAL TELESYSTEMS GROUP, INC. 1751 PINNACLE DRIVE, NORTH TOWER, 12TH FLOOR, MCLEAN, VA 22102.

                                                                       EXHIBIT A

                         GLOBAL TELESYSTEMS GROUP, INC.

                     EXECUTIVE INCENTIVE COMPENSATION PLAN
JUNE 16, 1999 [OR INSERT DATE THAT THE 1999 ANNUAL STOCKHOLDERS MEETING OCCURS]

     1. Purposes. The purpose of the Global TeleSystems Group, Inc. Executive Incentive Compensation Plan (EICP) is to advance the interests of the Company and its shareholders by providing incentive compensation opportunities that will serve to attract, retain, motivate and reward key executives. Awards under the Plan will be based on performance achievement relative to preestablished goals and objectives, thereby motivating participants to meet and exceed such goals and objectives.

     2. Definitions. When used in this Plan, unless the context otherwise requires:

          (a) "Board of Directors" shall mean the Board of Directors of the Company.

          (b) "Committee" shall mean the Compensation Committee of the Board of Directors, as described in Section 3.

          (c) "Company" shall mean Global TeleSystems Group, Inc., a Delaware corporation.

          (d) "Covered Employee" means, for any Plan Year, the Company's Chief Executive Officer (or an individual acting in such capacity), any executive of the Company or its subsidiaries who, in the discretion of the Committee for purposes of determining those employees who are "covered employees" under Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for such Plan Year and any other executive of the Company or its subsidiaries designated by the Committee in its discretion.

          (e) "Earned Incentive Award" shall mean the annual or other incentive compensation deemed to have been earned (and therefore, payable) at or after the end of the Plan Year or any Performance Period on the basis of actual performance relative to the applicable Performance Criteria.

          (f) "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

          (g) "Participant" shall mean a key executive of the Company who is selected by the Committee to be eligible to receive an award of annual or other incentive compensation under the Plan.

          (h) "Performance Criteria" shall mean a goal or goals established by the Committee and measured over the Plan Year or Performance Period, such goal(s) to constitute a requirement that must be met prior to the payment of any award of incentive compensation under the Plan. The Performance Criteria to be used in determining awards of annual or other incentive compensation shall include one or more of the following: (i) earnings per share, (ii) total return to shareholders, (iii) return on investment, (iv) operating or net income, (v) costs, (vi) cash flow, (vii) cash flow margin,
     (viii) revenues, (ix) market share, (x) customer service and/or satisfaction, (xi) employee satisfaction, or (xii) a specified increase in the publicly traded price of the Company's common stock. Performance measures may be relative to the Company or a subsidiary or a subdivision or other business unit of either, may be based on actual performance relative to budget or plan, or may be indexed to the performance of other companies.

          (i) "Performance Period" shall mean any period shorter than a Plan
     Year.

          (j) "Plan" shall mean the Global TeleSystems Group, Inc. Executive Incentive Compensation Plan.

          (k) "Plan Year" shall mean the Company's fiscal year.

          (l) "Target Award" shall mean the percentage of a Participant's annual salary (or the equivalent dollar amount) established by the Committee pursuant to Section 4.

     3. Administration. The Plan shall be administered by the Compensation Committee (or a subcommittee thereof), which shall consist of at least two members of the Board of Directors, each of whom shall be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

     The Committee shall have full authority, subject to the terms of the Plan, to select the individuals who shall be eligible for awards of incentive compensation under the Plan, to determine the Performance Criteria which will govern the earn-out of incentive compensation awards, to determine whether such Performance Criteria have been achieved and to set any other terms or conditions associated with incentive compensation awards. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan as it deems necessary or advisable. The Plan, and all such rules, regulations, determinations and interpretations, shall be binding and conclusive upon the Company, its shareholders and all Participants, and upon their respective legal representatives, heirs, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

     4. Eligibility and Target Awards. Key executives of the Company and its subsidiaries who are Covered Employees, as determined annually by the Committee within (a) 90 days after the beginning of each Plan Year or (b) one-quarter of the time period covered by any Performance Period, shall be eligible to receive awards of incentive compensation under the Plan. Target Awards shall be assigned by the Committee in conjunction with its determinations on eligibility. Target Awards may range from 10 percent of annual salary to 140 percent of annual salary.

     5. Earned Incentive Awards. Within (a) 90 days after the beginning of each Plan Year or (b) one-quarter of the time period covered by any Performance Period, the Committee shall, in its sole discretion, establish Performance Criteria which will govern the Earned Incentive Awards for such Plan Year or Performance Period. The maximum Earned Incentive Award shall be equal to two times a Participant's Target Award. The Committee may, in its discretion, reduce or eliminate the amount otherwise payable under the Earned Incentive Award as the Committee may deem appropriate. In no event shall any Participant receive an annual payment under any Earned Incentive Award in an amount exceeding $5 million.

     6. Payment of Earned Incentive Awards. Earned Incentive Awards shall be payable in cash as soon as practicable following the end of the Plan Year or Performance Period and the determination by the Committee of the amount thereof. The Committee may, in its discretion, permit Participants to elect to defer payment of all or part of their Earned Incentive Awards.

     7. No Right to Continued Employment. Nothing contained herein or in any Target Award or Earned Incentive Award shall be construed to confer on any executive any right to continue in the employ of the Company or any subsidiary or derogate from the right of the Company or any subsidiary to retire, request the resignation of, or discharge such executive at any time, with or without cause.

     8. Withholding. If the Company or a subsidiary shall be required to withhold any amount by reason of any federal, state or local tax laws, rules or regulations in respect of the payment of an Earned Incentive Award, the Company or a subsidiary shall be entitled to deduct or withhold such amounts from any cash payments to be made to the holder.

     9. Non-transferability of Awards. No Target Award or Earned Incentive Award shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant.

     10. Administration and Amendment of the Plan. The Board of Directors or the Committee may discontinue the Plan at any time and from time to time may amend or revise the terms of the Plan, as permitted by applicable law.

     11. Unfunded Status of the Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made to a Covered Employee or Participant by the Company, nothing contained herein shall give any such Covered Employee or Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board of Directors may authorize the creation of trusts or other arrangements to meet the obligations under the Plan with respect to awards thereunder.

     12. Governing Law. Construction and interpretation of the provisions of this Plan shall be governed by the laws of the Commonwealth of Virginia.

     13. Effective Date. This Plan shall become effective upon its adoption by the Board of Directors and its approval by the holders of a majority of the shares present in person or by proxy and eligible to vote. In the event that the Plan is not approved by shareholders within 12 months of its adoption by the Board of Directors, the Plan and any Target Awards or Earned Incentive Awards hereunder shall become null and void, notwithstanding any other provisions of the Plan to the contrary.

     14. Final Issuance Date. No awards of annual incentive compensation shall be made under this Plan after December 31, 2008.

                         GLOBAL TELESYSTEMS GROUP, INC.
                              1751 PINNACLE DRIVE
                            NORTH TOWER, 12TH FLOOR
                             MCLEAN, VIRGINIA 22102

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby makes, constitutes and appoints H. Brian Thompson, William H. Seippel and Grier C. Raclin and each of them, lawful attorney and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Global TeleSystems Group, Inc. at The Marriott Grosvenor Square Hotel, London, England on Wednesday, June 16, 1999 at 4:00 p.m., local time, and at any adjournment(s) thereof, with all powers the undersigned would be entitled to vote if personally present.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

1.  ELECTION OF DIRECTORS

FOR all nominees listed below  [ ] WITHHOLD AUTHORITY to vote  [ ] EXCEPTIONS  [ ]

                         for all nominees listed below

    Nominees: W. James Peet, Frank V. Sica, Gerald W. Thames, and H. Brian Thompson

    (INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "Exceptions" box and write that nominee's name in space provided below.)

    *Exceptions

    ----------------------------------------------------------------------------

2.  Approval of the increase in authorized common stock.

               FOR  [ ]           AGAINST  [ ]           ABSTAIN  [ ]

           (Continued, and to be signed and dated, on reverse side.)

3.  Approval of the Executive Incentive Compensation Plan.

               FOR  [ ]           AGAINST  [ ]           ABSTAIN  [ ]

4. Proposal to ratify the appointment of Ernst & Young LLP as the Company's auditors.

               FOR  [ ]           AGAINST  [ ]           ABSTAIN  [ ]

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                     I/we will attend  [ ]  Address Changes [ ]
                                     meeting.               Mark Here

                                     Please sign exactly as name
                                     appears. When shares are held
                                     by joint tenants, both should
                                     sign. When signing as attorney,
                                     executor, administrator,
                                     trustee or guardian, please
                                     give full title as such.

                                     Dated:                   , 1998
                                           -------------------

                                     -------------------------------
                                                Signature

                                     -------------------------------
                                        Signature if held jointly

                                     VOTES MUST BE INDICATED
                                     (X) IN BLACK OR BLUE INK.  [ ]

  PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.